Exhibit 99.1

Financial Engines Income+ Solution Gains Momentum

More Than 50 Signed Contracts Totaling Over $79 Billion in Retirement Assets Will Help Over 900,000 Employees Build Lifetime Income

NEW YORK, Oct. 10, 2012 – Financial Engines® (NASDAQ: FNGN), America’s largest independent registered investment advisor, today announced strong demand for its Income+ solution with more than 50 signed contracts, totaling over $79 billion in retirement assets to serve the needs of over 900,000 employees. Against a backdrop of continuing economic anxiety for many retirees, some of the largest companies in America have signed on to offer Income+ for employees as they chart their financial futures. And already, nearly $30 billion of those assets are live and rolled-out for more than 340,000 employees. Launched in January 2011, as the first retirement income solution designed specifically for 401(k) plans, Income+ helps protect participants from big losses before retirement and generates steady monthly payouts that can last for life. In addition, Income+ gives near-retirees and retirees the ability to talk to a non-commissioned advisor representative about their total retirement income picture.

“Baby Boomers are facing a new kind of retirement, with decisions that are more complex and a world that is more uncertain than their parents experienced a generation ago,” said Jeff Maggioncalda, president and CEO of Financial Engines. “They are attracted to Income+ because it can create the kind of safe but flexible spending from their investment accounts that is needed in this new reality.”

Income+ empowers employees to make the right decisions at the right time, keeping funds in their 401(k) accounts without locking them into a particular investment such as an annuity. Employees can choose when to start payouts, stop payouts, and take additional withdrawals, so they have full access to their 401(k) savings as needed. Employees can cancel at any time with no fee or penalty.

“At UL, we want our employees to live a financially healthy life while working with us and after they retire.” said Laura Hannan, Director of Benefits at UL – a Fidelity sponsor. “It was a simple choice to select Income+ as an available financial planning strategy for our participants. It allows them to maximize the value of their 401(k) balances and other savings that can provide financial security for life. We hope this will give employees more confidence as they plan for the future.”

The Retirement Income Summit in NYC

Financial Engines is committed to providing retirement help for life. In addition to offering services like Income+, the Company has taken a leadership position, encouraging discussion among industry influencers that leads to productive change on issues near-retirees and retirees face.

Hosted by Financial Engines and the Pension Research Council (PRC), the 3rd Annual Retirement Income Summit began today in New York City. The Pension Research Council of The Wharton School of the University of Pennsylvania generates debate on key policy issues affecting pensions and other employee benefits and regularly sponsors interdisciplinary research on the entire range of private pension and social security programs.

The Summit offers a collaborative forum for academics, policy makers, and large employers to facilitate new programs that help retirees create income that can last for life.

Government, policy makers and key executives from nearly 30 large employers representing a cross-section of industries will attend the invitation-only event. Of the sponsor participants, more than half are from Fortune 500 companies.

Key speakers to include:

•	Michael Davis, U.S. Department of Labor, Deputy Assistant Secretary

•	Mathew Greenwald, President and CEO, Mathew Greenwald and Associates

•	J. Mark Iwry, U.S. Department of the Treasury, Senior Advisor to the Secretary and Deputy Assistant Secretary for Retirement and Health Policy

•	Jason Scott, Managing Director, Financial Engines Retiree Research Center

•	Richard Shea, Partner, Covington & Burling and Pension Research Council Advisory Board Member

•	John Shoven, Director, Stanford Institute for Economic Policy Research

•	Panelists from some of the largest companies in the U.S. including Citigroup and The Home Depot

NASDAQ Closing Bell

To conclude the Retirement Income Summit and celebrate the Company’s recent Income+ momentum, Maggioncalda will ring the closing bell at the NASDAQ MarketSite in Times Square today at 4:00 pm ET.

About Financial Engines, Inc. (NASDAQ: FNGN)

Financial Engines is the largest independent investment advisor committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, visit www.financialengines.com.

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Forward-Looking Statements

This press release contains forward-looking statements which may be identified by terms such as “to,” “designed,” “help,” “to meet,” “can,” “will,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the anticipated features and benefits of our Income+ retirement income solution, employers’ interest in helping employees and the 3rd Annual Retirement Income Summit. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, demand for and perceived benefits of our Income+ service, our ability to successfully deliver our Income+ service or to deliver it as designed, our relationships with plan providers and plan sponsors, our ability to compete, our regulatory environment, and other risks, uncertainties and factors contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Securities and Exchange Commission (the “SEC”), and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. Unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.